E:\OSUNKWO\FUNDS\HYP\NSAR-77C.597

For the semi-annual period ended (a) 3/31/97
File number (c) 811-5468


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     The  Annual Meeting of Stockholders was held on October  30,
1996.   At  such meeting the shareholders approved the  following
proposals:

     1) That Eugene C. Dorsey be elected as a Class I Director, and Douglas H. McCorkindale be elected as a Class II Director, to hold office until the 1998 and 1999 annual meetings of stockholders, respectively, and until their successors shall have been duly elected and shall have qualified.

                         Affirmative                     Negative
Withhold/
                         Votes    Cast              Votes    Cast
Abstain

     Eugene     C.    Dorsey            5,829,461               0
116,028
     Douglas     H.    McCorkindale     5,829,869               0
115,621

     2.) That the selection of Deloitte & Touche LLP as independent accountants for the Fund for the fiscal year ending March 31, 1997, conditioned upon the right of the Fund by vote of a majority of its outstanding voting securities at any meeting called for the purpose to terminate such employment forthwith without penalty be, and it hereby is, in all respects ratified.

                    Affirmative                          Negative
Withhold/
                    Votes    Cast                  Votes     Cast
Abstain
                    5,834,322           42,466         68,702